Exhibit 99.3

IKON Office Solutions, Inc.
Discontinued Operations - Selected Financial Information
March 31, 2005
(in thousands, except per share data)

UNAUDITED
	Q205	Q105	Q404	Q304	Q204	Q104
Total revenue	$ 8,555	$ 11,524	$ 10,696	$ 13,804	$ 11,416	$ 11,927
Cost of sales	$ 8,071	$ 8,474	$ 8,299	$ 10,279	$ 8,421	$ 8,817
Net loss	$ (8,675)	$ (1,126)	$ (1,638)	$ (809)	$ (1,180)	$ (988)
Basic loss per common share	$ (0.06)	$ (0.01)	$ (0.01)	$ (0.01)	$ (0.01)	$ (0.01)
Diluted loss per common share	$ (0.06)	$ (0.01)	$ (0.01)	$ (0.01)	$ (0.01)	$ (0.01)
Basic Weighted Average Common Shares Outstanding	140,404	141,477	144,955	147,657	147,453	146,503
Diluted Weighted Average Common Shares Outstanding	142,505	163,246	166,891	150,531	170,901	169,167